Exhibit 99.5

International Sovereign Energy Corp.

Condensed Interim Consolidated Statements

For the Three and Nine Months Ended September 30, 2011 and 2010

Calgary, Alberta

November 14, 2011

International Sovereign Energy Corp.

Condensed Interim Consolidated Statements of Financial Position

(in Canadian dollars)

(unaudited)	Notes	September 30, 2011	December 31, 2010(1)	January 1, 2010(1)
ASSETS
Current
Cash		$—	$28,759	$51,990
Restricted cash	5	—	2,628,830	—
Accounts receivable		94,803	789,665	1,322,021
Prepaid expenses and deposits		152,695	446,439	263,988
Assets held for sale	6	17,410,721	—	—

		17,658,219	3,893,693	1,637,999
Restricted cash	5	—	—	2,779,261
Exploration and evaluation assets	7	—	1,726,457	2,121,615
Property, plant and equipment	8	831,480	11,375,037	20,557,593
Other assets		—	6,697	45,598

		$18,489,699	$17,001,884	$27,142,066

LIABILITIES
Current
Accounts payable and accrued liabilities		$947,516	$1,937,892	$3 ,354,392
Letter of guarantee	5	—	2,327,364	—
Current portion of decommissioning liabilities	10	—	207,982	—
Revolving line of credit	9	4,945,395	3,574,852	3,360,836
Liabilities held for sale	6	1,379,930	—	—

		7,272,841	8,048,090	6,715,228
Letter of guarantee	5	—	—	2,457,281
Deferred tax		—	—	350,732
Decommissioning liabilities	10	1,526,904	2,634,639	2,754,063

		8,402,945	10,682,729	12,277,304

SHAREHOLDERS’ EQUITY
Share capital	11	22,864,905	22,864,905	22,864,905
Warrants	13	32,711	32,711	493,234
Contributed surplus	13	2,416,986	2,289,362	1,641,752
Deficit		(15,624,648)	(18,867,823)	(10,135,129)

		9,689,954	6,319,155	14,864,762

		$18,489,699	$17,001,884	$27,142,066

(1)	Refer to Note 18 for effect of adoption of IFRS

Commitments and Contingencies (Note 16)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

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International Sovereign Energy Corp.

Condensed Interim Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(in Canadian dollars)

For the Three and Nine Months Ended September 30

(unaudited)	Notes	Three months ended		Nine months ended
		2011	2010 (1)	2011	2010 (1)
REVENUES
Petroleum and natural gas		$156,431	$159,128	$538,055	$383,183
Royalties		(54,070)	(22,694)	(133,664)	(74,226)

		102,361	136,434	404,391	308,957

Other income		—	—	62,198	12,770
EXPENSES
Operating and transportation		52,053	36,688	190,022	104,404
Depletion and depreciation		23,720	42,025	81,401	118,516
Impairment		136,121	105,138	236,665	270,354
Accretion		14,032	14,554	42,096	43,662
General and administration		655,876	412,565	1,612,564	970,363
Share-based payment		30,698	35,209	127,624	132,815
Interest		66,264	35,247	182,066	178,806
International costs (recovery of accruals)		70,897	257,950	24,603	(878,498)
Gain on foreign exchange		(5,064)	(880)	(94,758)	(61,160)

		1,044,597	938,496	2,402,283	879,262

Loss from continuing operations before tax		(942,236)	(802,062)	(1,935,694)	(557,535)
Tax
Current income tax		—	103	—	103
Deferred tax recovery		—	—	—	(350,732)

Loss from continuing operations		(942,236)	(802,165)	(1,935,694)	(206,906)
Income (loss) from discontinued operations	6	6,391,171	(1,998,960)	5,178,869	(5,501,999)

Net income (loss) and comprehensive income (loss)		$5,448,935	$(2,801,125)	$3,243,175	$(5,708,905)

Basic and diluted:	14
Loss from continuing operations, after tax		(0.06)	(0.05)	(0.12)	(0.01)
Income (Loss) from discontinued operations		0.40	(0.12)	0.32	(0.34)

Income (Loss)		0.34	(0.17)	0.20	(0.35)

(1)	Refer to Note 18 for effect of adoption of IFRS

The accompanying notes are an integral part of these condensed interim consolidated financial statements

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International Sovereign Energy Corp.

Condensed Interim Consolidated Statements of Cash Flows

(in Canadian dollars)

For the Three and Nine Months Ended September 30

(unaudited)	Notes	Three months ended		Nine months ended
		2011	2010	2011	2010 (1)
OPERATING
Net income (loss)		$5,448,935	$(2,801,125)	$3,243,175	$(5,708,905)
Discontinued operations income (loss)		(6,391,171)	1,998,960	(5,178,869)	5,501,999
Adjustments for non-cash items:
Depletion and depreciation		23,720	42,025	81,401	118,516
Impairment		136,121	105,138	236,665	270,354
Accretion		14,032	14,554	42,096	43,662
Share-based payment		30,698	35,209	127,624	132,815
Deferred tax recovery		—	—	—	(350,732)
Changes in non-cash working capital items	15	383,224	(434,376)	(161,731)	(32,208)

Net cash used in operating activities – continuing operations		(354,441)	(1,039,615)	(1,609,639)	(24,499)
Net cash provided by operating activities – discontinued operations		396,848	839,971	1,660,015	2,801,532

Net cash provided by (used in) operating		42,407	(199,644)	50,376	2,777,033

FINANCING
Revolving line of credit drawdown (repayment)		90,154	566,570	1,370,543	(94,220)

Cash flow from (used in) financing		90,154	566,570	1,370,543	(94,220)

INVESTING
Capital expenditures
Property, plant and equipment		(5,576)	(102,124)	(182,355)	(154,858)
Other assets		—	—	—	(25,940)
Change in non-cash working capital items	15	—	41,541	64,623	(1,389,208)

Net cash used in investing activities – continuing operations		(5,576)	(60,583)	(117,732)	(1,570,006)
Net cash used in investing activities – discontinued operations		(126,985)	(302,251)	(1,331,946)	(1,135,211)

Net cash used in investing		(132,561)	(362,834)	(1,449,678)	(2,705,217)

Change in cash		—	4,092	(28,759)	(22,404)
Cash, beginning of period		—	25,494	28,759	51,990

Cash, end of period – continuing operations		$—	$29,586	$—	$29,586

Supplementary cash flow information:
Interest earned		$—	$—	$62,198	$12,770
Interest paid		$66,264	$35,247	$182,066	$178,806

(1)	Refer to Note 18 for effect of adoption of IFRS

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

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International Sovereign Energy Corp.

Condensed Interim Consolidated Statements of Changes in Equity

(in Canadian dollars)

For the Nine Months Ended September 30

(unaudited)	Notes	2011 $	2010 (1) $
SHARE CAPITAL
Common Shares
Balance, beginning of period	11	22,864,905	22,864,905

Balance, end of period		22,864,905	22,864,905

WARRANTS	13	32,711	493,234
Balance, beginning of period
Expiry of warrants		—	(460,523)

Balance, end of period		32,711	32,711

CONTRIBUTED SURPLUS		2,289,362	1,641,752
Balance, beginning of period
Share-based compensation expensed	13	127,624	132,815
Expiry of warrants		—	460,523

Balance, end of period		2,416,986	2,235,090

DEFICIT
Balance, beginning of period		(18,867,823)	(10,135,129)
Comprehensive loss		3,243,175	(5,708,905)

Balance, end of period		(15,624,648)	(15,844,034)

TOTAL EQUITY		9,689,954	9,288,672

(1)	Refer to Note 18 for effect of adoption of IFRS

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

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International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

1. NATURE AND DESCRIPTION OF THE COMPANY

International Sovereign Energy Corp. (“ISR” or the “Company”) is incorporated under the laws of Alberta with common shares listed and widely held on the Toronto Stock Exchange (“TSX”). ISR is engaged in the acquisition, exploration and production of petroleum and natural gas reserves in Western Canada. The registered office of the Company is located at Suite 1900, 520 – 3rd Avenue SW, Calgary, Alberta, T2P 0R3.

These condensed interim consolidated financial statements (“consolidated financial statements”) include all assets, liabilities, revenues and expenses of ISR and International Sovereign Energy Corp SA (“ISECA”), South American Investments Inc. (“SAI”) and Bellwether International Inc., (“BII”) (collectively the “Company”), all of which are wholly-owned. During 2010, the subsidiary companies were inactive and in early 2011, ISECA was dissolved, and SAI and BII were sold.

2. BASIS OF PREPARATION

Statement of compliance and authorization

These are the Company’s first financial statements prepared in accordance with IAS 34, “Interim Financial Reporting” (“IAS 34”) using accounting policies acceptable under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”) that are expected to apply as at December 31, 2011. Previously, the Company prepared its annual and interim consolidated financial statements in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”). An explanation of how the transition to IFRS has affected the reported financial position and results of operation of the Company is provided in Note 17.

Since this is the first year for which the Company has adopted IFRS, these condensed interim consolidated financial statements include the company’s annual consolidated financial statements for December 31, 2010 prepared in accordance with IFRS.

The approval date by the Company’s Board of Directors for issuance of these condensed interim consolidated financial statements is November 23, 2011.

Basis of presentation

These financial statements are prepared based on a historical cost basis. Subsidiaries are consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated in full.

Functional and presentation currency

These financial statements are presented in Canadian dollars which is both the functional and the presentation currency of the consolidated financial statements.

Critical accounting judgments and key sources of estimation uncertainty

In the application of the Company’s accounting policies, which are described in Note 3, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

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International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

2. BASIS OF PREPARATION (CON’T)

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revise if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgments in applying accounting policies

The following are the critical judgments, apart from those involving estimations (see below), that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements include:

a.	Estimation of reserves

Estimates of recoverable quantities of proved and probable reserves include judgmental assumptions and require interpretation of complex geological and geophysical models in order to make an assessment of the size, shape, depth and quality of reservoirs, and their anticipated recoveries. The economic, geological and technical factors used to estimate reserves may change from period to period. Reserve estimates are prepared in accordance with the Canadian Oil and Gas Evaluation Handbook and are reviewed by third party reservoir engineers.

Estimates of oil and gas reserves are inherently imprecise, require the application of judgment and are subject to regular revision, either upward or downward, based on new information such as from the drilling of additional wells, observation of long-term reservoir performance under producing conditions and changes in economic factors, including product prices, contract terms or development plans.

Changes in reported reserves can impact property, plant and equipment impairment calculations, estimates of depletion and the provision of decommissioning obligations due to changes in expected future cash flows based on estimates of proved and probable reserves, production rates, future petroleum and natural gas prices, future costs and the remaining lives and period of future benefit of the related assets.

b.	Identification of Cash Generating Units (“CGUs”)

Management reviews the CGU determination on a periodic basis. The recoverability of property, plant and equipment carrying values are assessed at the CGU level. Determination of what constitutes a CGU is subject to management judgments. The asset composition of a CGU can directly impact the recoverability of the assets within the CGU.

Key sources of estimation uncertainty

The following are the key assumptions concerning the key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing adjustments to the carrying amounts of assets and liabilities within the next financial year.

a.	Estimates of recoverable quantities of proved and probable reserves include judgmental assumptions and the economic, geological and technical factors used to estimate reserves may change from period to period.

b.	Forward price estimates of the oil and natural gas prices are used in the impairment model. Commodity prices have fluctuated widely in recent years due to global and regional factors including supply and demand fundamentals, inventory levels, weather, economic and geopolitical factors.

c.	The impairment model uses a discount rate to calculate the net present value of cash flows based on weighted average cost of capital estimates. Changes in the general economic environment could result in significant changes in this estimate.

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International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

2. BASIS OF PREPARATION (CON’T)

d.	Amounts recorded from joint venture partners are based on the Company’s interpretation of underlying agreements and may be subject to joint approval. The Company has recorded balances due from its joint venture partners based on costs incurred and its interpretation of allowable expenditures. Any adjustment required as a result of joint venture audits are recorded in the period of settlement with joint venture partners.

e.	The provision for site restoration and abandonment is based on current legal and constructive requirements, technology, price levels and expected plans for remediation. Actual costs and cash outflows can differ from estimates because of changes in laws and regulations, public expectations, prices and discovery and analysis of site conditions and changes in clean-up technology.

The above judgments, estimates and assumptions relate primarily to unsettled transactions and events as of the date of the consolidated financial statements. Actual results could differ from these estimates and the differences could be material.

3. SIGNIFICANT ACCOUNTING POLICIES

Business combinations

The acquisition method of accounting is used to account for acquisitions of subsidiaries and assets that meet the definition of a business under IFRS. The cost of an acquisition is measured as the fair value of the assets, equity instruments issued and liabilities incurred or assumed at the date of exchange. Acquisition-related costs are recognized in income (loss) as incurred. Identifiable assets acquired and liabilities and contingent liabilities, excluding deferred income taxes, assumed in a business combination are measured initially at their fair values at the acquisition date. The excess of the cost of the acquisition over the fair value of the identifiable assets and liabilities acquired and contingent liabilities for which a provision is, provided it is recorded as goodwill. If the cost of the acquisition is less than the fair value of the net assets acquired, the difference is recognized immediately in income (loss). Results of subsidiaries are included in the consolidated statement of comprehensive loss from the closing date of acquisition.

Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument to another entity. All financial instruments are initially measured at fair value. Subsequent measurement is then based on the financial instruments being classified into one of five categories: fair value through profit and loss (“FVTPL”), held to maturity, loans and receivables, available for sale and other liabilities. The Company has designated its financial instruments into the following categories applying the indicated measurement methods:

Financial Instrument	Category	Measurement Method
Cash and restricted cash	Loans and receivables	Amortized cost
Accounts receivable and deposits	Loans and receivables	Amortized cost
Accounts payable and accrued liabilities	Other liabilities	Amortized cost
Revolving line of credit	Other liabilities	Amortized cost
Letter of guarantee	Other liabilities	Amortized cost

The Company will assess at each reporting period whether a financial asset, other than those classified as held for trading, is impaired. An impairment loss, if any, is included in income or loss.

The Company may periodically enter into certain financial derivative and physical delivery sales contracts in order to reduce its exposure to market risks from fluctuations in commodity prices. These instruments are not used for trading or speculative purposes. The Company did not enter into any such contracts as at September 30, 2011.

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International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

3. SIGNIFICANT ACCOUNTING POLICIES (CON’T)

The Company measures and recognizes embedded derivatives separately from the host contracts when the economic characteristics and risks of the embedded derivatives are not closely related to those of the host contract, when it meets the definition of a derivative and when the entire contract is not measured at fair value. Embedded derivatives are recorded at fair value.

Jointly controlled assets

A significant portion of the Company’s oil and natural gas activities involve jointly controlled assets. The consolidated financial statements include the Company’s share of these jointly controlled assets and liabilities and a proportionate share of the relevant revenues and related costs, classified according to their nature.

Foreign currency translation

The consolidated financial statements are presented in Canadian dollars, which is the parent company’s functional and presentation currency. Transactions in foreign currencies are initially recorded at the functional currency spot rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated to the functional currency at the spot rate of exchange on each reporting date. All differences are taken to profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the spot exchange rates as at the date of the initial transactions. Non-monetary items measured at a fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

The Company does not have any active foreign operations.

Property and equipment and exploration and evaluation assets

Recognition and measurement

Exploration and evaluation assets (“E&E”)

All costs directly associated with the exploration and evaluation of crude oil and gas reserves are initially capitalized on an area-by-area basis. Exploration and evaluation costs are those expenditures for an area where technical feasibility and commercial viability has not yet been determined.

When an area is determined to be technically feasible and commercially viable, the accumulated costs are transferred to property, plant and equipment. When an area is determined not to be technically feasible and commercially viable or the Company decides not to continue with its activity, the unrecoverable costs are charged to net income as exploration and evaluation expense.

Property, plant and equipment (“PP&E”)

Items of property, plant and equipment, which include oil and gas development and productions assets, are measured at cost less accumulated depletion and depreciation and accumulated impairment losses.

PP&E are grouped into Cash Generating Units (“CGUs”) for impairment testing. CGUs are defined as the smallest identifiable group of assets that generates cash inflows and that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Company evaluates the geography, geology, production profile and infrastructure of its assets in determining its CGUS. Based on this assessment, ISR’s CGUs are generally determined based on a field level. The Company reviews the composition of its CGUs at each reporting date to assess whether any changes are required in light of new facts and circumstances.

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International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

3. SIGNIFICANT ACCOUNTING POLICIES (CON’T)

When significant parts of an item of property and equipment, including oil and natural gas interest, have different useful lives, they are accounted and depreciated for as separate items (major components).

Gains and losses on disposal of an item of property and equipment, including oil and natural gas interests, are determined by comparing the proceeds from disposal with the carrying amount of the related property and equipment and are recognized net within “other income (loss)”.

Subsequent costs

Costs incurred subsequent to the determination of technical feasibility and commercial viability and the costs of replacing parts of property and equipment are recognized as oil and natural gas interests only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are recognized in income (loss) as incurred. Such capitalized oil and natural gas interests generally represent costs incurred in developing proved and/or probable reserves or enhancing production from such reserves, and are accumulated on a field basis. The carrying amount of any replaced or sold component is derecognized. The costs of the day-to-day servicing of property and equipment are recognized in income (loss) as incurred.

Depletion and depreciation

The net carrying value of development and production assets plus future development costs on proved plus probable reserves is depleted using the unit of production method based on proved and probable reserves, gross of royalties, as determined by independent engineers, on an area by area basis. For the purpose of this calculation, production and reserves of petroleum and natural gas are converted to a common unit of measurement on the basis of their relative energy content, where six thousand cubic feet of natural gas equates to one barrel of oil. Costs are only depleted once production in a given area begins.

The Company depletes separately, where applicable, any significant components within development and production assets, such as processing facilities and pipelines, which are significant in relation to the total cost of development and production asset and have a different useful life than such assets.

Other property and equipment and other intangible assets are amortized over one to five years on a straight line basis.

Impairment

For any asset that does not generate largely independent cash flows, the recoverable amount is determined for the CGU to which the asset belongs. If the carrying amount of an asset (or CGU) exceeds its recoverable amount, the asset (or CGU) is written down.

The recoverability of the carrying amount of an exploration and evaluation asset is dependent on successful development and commercial exploitation, or alternatively, sale of the respective area of interest. Where a potential impairment is indicated, an assessment is performed for each field or area to which the exploration and evaluation expenditure is attributed based on a CGU or group of CGU(s) but no higher than a segment level. To the extent that capitalized expenditures are not expected to be recovered, the excess of the carrying amount over the recoverable amount is recognized immediately in income (loss).

The recoverable amount of a development and production asset (or CGU) or other intangible asset (or CGU) is determined as the higher of its value in use and fair value less cost to sell. Value in use is determined by estimating future cash flows after taking into account the risks specific to the asset (or group of assets within a CGU) and discounting them to their present value using a pre-tax discount rate that reflects current market assessment of the time value of money. In determining fair value less cost to sell, an appropriate valuation model is used. These calculations are corroborated by external valuation metrics or other available fair value indicators wherever possible.

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International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

3. SIGNIFICANT ACCOUNTING POLICIES (CON’T)

Where the carrying amount of a development and production asset (or CGU) or other intangible asset exceeds its recoverable amount, the excess is recognized immediately in income (loss).

Where an impairment loss subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, but only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or depletion, if no impairment loss had been recognized.

Provisions

Provisions are recognized when the Company has a present obligation as result of a past event that can be estimated with reasonable certainty and recorded at the amount that the Company would rationally pay to be relieved of the present obligation. To the extent that provisions are estimated using a present value technique, such amounts are determined by discounting the expected future cash flows at a risk-free pre-tax rate and adjusting the liability for the risks specific to the liability.

Decommissioning liabilities

The Company records the present value of the estimated cost of legal and constructive obligations to restore operating locations in the period in which the obligation arises. The nature of restoration activities includes the removal of facilities, abandonment of wells and restoration of affected areas. Provision is made for the estimated cost of restoration and capitalized in the relevant asset category.

Decommissioning liabilities are measured at the present value of management’s best estimate of expenditure required to settle the present obligation at the balance sheet date. Subsequent to the initial measurement, the obligations are adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation as well as changes to the discount rate. The increase in the provision due to the passage of time is recognized as finance cost whereas increase or decreases due to changes in the estimated future cash flows or changes in the discount rate are capitalized. Actual costs incurred upon settlement of the decommissioning liabilities are charged against the provision and a gain or loss on settlement recorded.

Borrowing costs

Borrowing costs incurred for the acquisition or construction of qualifying assets are capitalized during the period of time that is required to complete and prepare the asset for its intended use or sale. Assets are considered to be qualifying assets when this period of time is substantial (greater that 12 months).

The interest rate used to determine the amount of borrowing costs to be capitalized is the weighted average interest rate applicable to the Company’s outstanding borrowings during the period.

All other borrowing costs are recognized in income (loss) as finance costs in the period in which they are incurred.

Share-based payments

The Company has a stock option plan and issues stock options and performance warrants to directors, officers, employees and other service providers. Compensation costs attributable to stock options and performance warrants granted are measured at fair value at the date of grant and are expensed over the vesting period, using a graded vesting schedule, with a corresponding increase in contributed surplus. When stock options and performance warrants are exercised, the cash proceeds together with the amount previously recorded as contributed surplus is recorded as share capital. The Company incorporated an estimated forfeiture rate for stock options and performance warrants that will not vest, and adjusts for actual forfeitures as they occur.

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International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

3. SIGNIFICANT ACCOUNTING POLICIES (CON’T)

Flow-through shares

The Company, from time to time, issues flow-through shares to finance a portion of its capital expenditure program. Pursuant to the terms of the flow-through share agreements, the tax deductions associated with the expenditures are renounced to the subscribers. The difference between the value ascribed to flow-through shares issued and the value that would have been received for ordinary common shares at the date of issuance of the flow-through shares is initially recognized as a liability on the consolidated balance sheet. When the expenditures are renounced and incurred, the liability is drawn down, a deferred tax liability is recorded equal to the estimated amount of deferred income tax payable by the Company as a result of the renunciation, and the difference is recognized in comprehensive income (loss).

Earnings (loss) per share

Basic per share amounts are computed by dividing the income (loss) by the weighted average number of common shares outstanding during the period. Diluted per share amounts are calculated giving effect to the potential dilution that would occur if stock options and warrants were exercised. The dilutive effect of stock options and warrants is calculated with the assumption that proceeds received from the exercise of the options and warrants and the unamortized portion of stock-based compensation are used to repurchase common shares at the average market price for the period.

Government grants

The Company receives government grants in the form of drilling royalty credits. Government grants are not recognized until there is reasonable assurance that the Company will comply with the conditions attached to them and that the grants will be received. Government grants whose primary condition is that the Company purchase, construct or otherwise acquire non-current assets are deducted from the cost of the related assets. The net amount is amortized to income over the useful life of the related assets in accordance with the Company’s relevant policies.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable income for the year. Taxable income differs from income as reported in the consolidated statement of comprehensive loss because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted by the end of the reporting period.

Deferred tax

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable income. Deferred tax liabilities are generally recognized for all taxable temporary differences.

Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which these deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither taxable income nor accounting income.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the asset to be recovered.

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International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

3. SIGNIFICANT ACCOUNTING POLICIES (CON’T)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Current and deferred tax for the period

Current and deferred tax are recognized as an expense or income in income (loss), except when they relate to items that are recognized outside the profit or loss statement (whether in other comprehensive income or directly in equity), in which case the tax is also recognized outside the profit or loss statement, or where they arise from the initial accounting for a business combination. In the case of a business combination, the tax effect is included in the accounting for the business combination.

4. FUTURE ACCOUNTING PRONOUNCEMENTS

The following pronouncements and amendments are effective for annual periods beginning on or after January 1, 2013 unless otherwise stated. Adopting these standards is expected to have minimal or no impact on the consolidated financial statements.

i.	IFRS 9 – Financial Instruments: Classification and Measurement applies to classification and measurement of financial assets and liabilities as defined in IAS 39.

ii.	IFRS 10 – Consolidation replaces SIC-12 Consolidation—Special Purpose Entities and parts of IAS 27 Consolidated and Separate Financial Statements and requires an entity to consolidate an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

iii.	IFRS 11 – Joint Arrangements requires a Venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas with joint operations, the Venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. IFRS 11 supersedes IAS 31 Interests in Joint Ventures, and SIC-13 Jointly Controlled Entities—Non-monetary Contributions by Venturers.

13 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

4. FUTURE ACCOUNTING PRONOUNCEMENTS (CON’T)

iv.	IFRS 12 – Disclosure of Interest in Other Entities establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, and special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces additional disclosures addressing the nature of, and risks associated with, an entity’s interests in other entities.

v.	IFRS 13 – Fair Value Measurement is a comprehensive standard that defines fair value, requires disclosure about fair value measurement and provides a framework for measuring fair value when it is required or permitted within the IFRS standards.

vi.	IAS 27 – Separate Financial Statement addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements

vii.	IAS 28 – Investments in Associates and Joint Ventures has been amended to include joint ventures in its scope and to address the changes in IFRS 10 – 13.

viii.	IAS 1 – Presentation of Financial Statements amendment requires components of other comprehensive income (“OCI”) to be separately presented between those that may be reclassified to income and those that will not. The amendments are effective for annual periods beginning on or after July 1, 2012.

5. RESTRICTED CASH AND LETTER OF GUARANTEE

	September 30, 2011	December 31, 2010	January 1, 2010
	$	$	$
Restricted cash (US $2.3 million)-Ecuador	—	2,327,364	2,457,281
Restricted cash (25.9 PKR)-Pakistan	—	301,466	321,980

Total restricted cash	—	2,628,830	2,779,261

Included in accounts payable and accrued liabilities (2010) are provisions for the general activities in Pakistan. In 2008, the Company issued unconditional, irrevocable bank guarantees in favour of Mari Gas Company Limited with respect to the Sujawal and Sukkur blocks in Pakistan, in relation to petroleum exploration, development and production in Pakistan, to guarantee the Company’s financial obligations. On May 14, 2010 a settlement was reached between the Company and its partners in the Sujawal and Sukkur blocks, for the partners to take over the Company’s interest, as well as the Company’s liabilities with respect to these blocks. Subsequently, the Company received releases for both its bank guarantees. In April 2011, the Company received all of the funds from Royal Bank of Scotland-Pakistan and the settlement of accrued costs was made in the amount of approximately $295,000.

	September 30, 2011	December 31, 2010	January 1, 2010
	$	$	$
Provisions for Pakistan	—	301,466	321,980
Provisions for Pakistan – US $0.45 million	—	—	482,490

Total provisions in accounts payable and accrued liabilities	—	301,466	804,470

14 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

5. RESTRICTED CASH AND LETTER OF GUARANTEE (CON’T)

In 2008, the Company completed the acquisition of BII, the holder and operator of the Charapa Hydrocarbon Concession Contract, Ecuador. With this transaction, the Company obtained all rights, title and interest to funds that provide a performance letter of guarantee under the terms and conditions of the Charapa Contract. On February 2, 2011, the Company was notified that the service contract for the Charapa field would not be renewed primarily due to non-completion of a work plan. The Company applied the $2.3 million of restricted cash to guarantee the performance bond to settle liabilities on its exit from Ecuador.

	September 30, 2011	December 31, 2010	January 1, 2010
	$	$	$
Letter of guarantee to Petroleos del Ecuador	—	2,327,364	2,457,281

6. DISCONTINUED OPERATIONS

Sale of interest in land and production

As a result of a strategic review, In July 2011, the Company signed a non-binding letter of intent to sell all of the Company’s interest in land and production, with the exception of its Marwayne property, effective July 1, 2011 for $9,500,000 in cash and 3,750,000 shares of Legend, subject to adjustments for production volume and working capital. In September 2011, the Company announced it had entered into an asset purchase agreement (the “Purchase Agreement”) with Legend Energy Canada Ltd. (“Legend”), a subsidiary of US based Legend Oil and Gas Ltd.

The transaction required shareholder approval, obtained at the Special Shareholders meeting held on October 19, 2011. On October 20, 2011, Legend’s purchase of the Company’s assets was concluded and the Company received a cash amount of $9,105,031 and 3,552,516 shares of Legend Oil and Gas Ltd, after adjustments for production volumes, with the adjustment for working capital to be completed by January 20, 2012. The Legend shares are traded on the over the counter bulletin board and closed at US$2.20 on October 20, 2011.

The common shares of Legend to be received by the Company are currently trading on the “Over The Counter Bulletin Board” (“OTCBB”), and have not been registered under the US Securities Act, and will therefore be “restricted securities”; will be subject to a hold period and other resale restrictions.

It is not certain when or if the Company will be able to sell its Legend shares or the consideration that it will be able to receive upon any such sale. Legend has agreed to file with the Securities Exchange Commission, within 30 days following October 20, 2011 (the closing date), the information required to be filed by Legend in order to permit resale of the shares to be made pursuant to Rule 144 under the US Securities Act. Until the information to be filed by Legend has been approved by United States Securities Exchange, the shares will be considered to be in a “Restricted Period”.

Legend shares are considered highly speculative and there is no certainty that Legend shares will continue to be listed for trading on the OTCBB or on any other form of quotation system or stock exchange and, in the event if the Legend shares were to be listed on a quotation system or stock exchange senior to the OTCBB, the Legend shares would continue to be subject to the resale restrictions and other limitations as described above.

15 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

6. DISCONTINUED OPERATIONS (CON’T)

Shares Adjustment

The shares issued by Legend to the Company as partial consideration of the purchase price, will be adjusted if the variable weighted average trading price of Legend shares, falls below certain price thresholds at the end of certain periods, within two months of the coming out the Restricted Period. Legend will issue a certain number of additional Legend shares to the Company, such that total consideration is at least US$7,500,000 (the adjusted share component of the proceeds).

Shares Anti Dilution

The shares issued by Legend to the Company as partial consideration of the purchase price will be adjusted if, during the period that commences on the October 20, 2011 and ends two months after the last day of the Restricted Period, Legend sells any additional Legend shares either for cash or as part of an acquisition for less than US$2.00 per share, Legend will issue additional Legend shares to the Company so that the Company has the equivalent of US$7,500,000 in Legend Shares based on the per share price of the additional common shares issued to a third party;

Put Option

The Company has a lock-up agreement, under which the Company has agreed not to offer to sell its shares of Legend should they become free trading before March 31, 2012, without prior written consent of Legend. The Company also has a put right whereby the Company may put any or all of the shares to Legend for redemption at any time after March 31, 2012 if Legend is not listed for trading or otherwise quoted on the NYSE Amex, NASDAQ or any other market more senior than the OTCBB, on or before March 31, 2012 at a redemption price of $2.00 per share payable in cash;

Security

In the event Legend becomes insolvent in the period October 20, 2011 and the end of the Restricted Period, the Company has security behind the bank to purchase back a portion of the assets from Legend comprising, a value equivalent to $2.00 multiplied by the number of Legend shares held by the Company at that time.

The transaction value received by the Company on October 20, of $17,013,921 resulted in a recovery of impairment provision of $6,856,773. The transaction is still subject to a final working capital adjustment. The cash proceeds were used to repay the line of credit of $5 million, leaving the Company $4.1 million with which to take care of existing payables, and ongoing expenses.

The transaction value received by the Company on October 20, of $17,013,921 resulted in a recovery of impairment provision of $6,856,773. The transaction is still subject to a final working capital adjustment. The cash proceeds were used to repay the line of credit of $5 million, leaving the Company $4.1 million with which to take care of existing payables, and ongoing expenses.

16 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

Assets and Liabilities Held for Sale

Operating results related to these assets and liabilities have been included in as “Discontinued Operations” on the Statements of Loss and Comprehensive Loss and Statements of Cash Flows. Amounts related to discontinued operations have been reclassified in the comparative period to conform to current year presentation.

September 30, 2011
$
Assets Held for Sale
Exploration and evaluation assets	1,901,451
Property, plant and equipment	15,509,270

17,410,721

Liabilities Held for Sale
Decommissioning liabilities	1,379,930

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	$	$	$	$
Discontinued operations
Petroleum and natural gas revenue	$843,132	$1,154,223	$3,081,922	$5,151,111
Royalties	(42,344)	105,256	(234,993)	(828,353)

	800,788	1,259,479	2,846,929	4,322,758

Operating and transportation	403,940	419,508	1,186,914	1,837,978
Depletion	258,500	455,306	1,030,790	1,983,762
Impairment (recovery)	(6,265,528)	2,370,543	(4,588,351)	6,279,640
Accretion	12,705	13,082	38,707	40,129
Gain on asset disposition	—	—	—	(316,752)

	(5,590,383)	3,258,439	(2,331,940)	9,824,757

Income (loss) from discontinued operations	6,391,171	(1,998,960)	5,178,869	(5,501,999)

17 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

7. EXPLORATION AND EVALUATION ASSETS

	September 30, 2011	December 31, 2010	January 1, 2011
	$	$	$
Cost	2,497,053	2,322,059	2,121,615
Impairment	(595,602)	(595,602)	—
Assets held for Sale	(1,901,451)	—	—

	—	1,726,457	2,121,615

$
Cost, January 1, 2010	2,121,615
Additions	205,082
Disposition	(4,638)

Cost, December 31, 2010	2,322,059
Additions	174,994
Transferred to assets held for sale	(2,497,053)

Cost, September 30 2011	—

Impairment	$
Provision for impairment, January 1, 2010	—
Impairment charge for the year	595,602

Balance, December 31, 2010	595,602
Transferred to assets held for sale	(595,602)
Balance, September 30, 2010	—

Exploration and evaluation assets consist of the Company’s exploration projects which are pending the determination of proven reserves that are capable of economic production, are included with assets held for sale.

18 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

8. PROPERTY, PLANT AND EQUIPMENT

	September 30, 2011	December 31, 2010	January 1, 2010
	$	$	$
Cost or valuation	23,354,663	22,031,941	20,557,593
Assets held for sale (Note 6)	(19,997,865)	—	—

	3,356,798	22,031,941	20,557,593

Depletion and impairment	(14,267,486)	(10,656,904)	—
Depletion and impairment – assets held for sale (Note 6)	11,742,168	—	—

	(2,525,318)	(10,656,904)	—

Net Book Value	831,480	11,375,037	20,557,593

$
Cost, January 1, 2010	20,557,593
Additions	1,576,425
Increase in decommissioning provision	59,922
Disposals	(161,999)

Cost, December 31, 2010	22,031,941
Additions	1,339,308
Decrease in decommissioning provision	(16,586)
Assets held for sale	(19,997,865)

Cost, September 30, 2011	3,356,798

In 2010, the Company disposed of an asset realizing a gain of $316,752.

$
Depletion and impairment, January 1, 2010	—
Charge for the year	2,240,423
Provision for impairment	8,082,489
Disposals	333,992

Depletion and impairment, December 31, 2010	10,656,904
Depletion	1,105,494
Provision for impairment	2,505,088
Depletion and impairment – assets held for sale	(11,742,168)

Depletion and impairment, September 30, 2011	2,525,318

Costs subject to depletion include $1.9 million of estimated future capital costs (September 30, 2010 - $2.4 million (December 31, 2010 - $2.2 million).

19 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

8. PROPERTY, PLANT AND EQUIPMENT (CON’T)

Impairment

During the nine months ended September 30, 2011 and through the quarters in 2010, due to declines in benchmark forward pricing for natural gas with respect to all of the Company’s CGU(s), the Company tested each of its CGUs for impairment and the following impairments were recorded for the following periods:

CGU	September 30, 2011	December 31, 2010	Total
	$	$	$
Lloydminster	910,250	1,208,515	2,118,765
Medicine River	653,294	1,549,701	2,202,995
Northeast British Columbia	—	561,200	561,200
North Alberta	404,064	188,789	592,853
Peace River	537,480	3,741,673	4,279,153
Manitoba	—	27,741	27,741
West Central Alberta	—	804,870	804,870

Total, September 30, 2011	2,505,088	8,082,489	10,587,577

9. BORROWINGS

The Company has a revolving line of credit to a maximum of $6.0 million (2010 - $6.0 million). The Company is required to maintain a working capital ratio of 1:1, defined as current assets, including undrawn availability, to current liabilities, excluding current bank debt. The operating loan bears interest at prime plus 2% and is secured by a demand debenture for a maximum of $25.0 million. There is a floating charge over all assets of the Company and a letter of undertaking not to encumber or dispose of assets or provide security or assign contracts, other than in the normal course of business without consent of the financial institution.

As at September 30, 2011 $4,945,395 (December 31, 2010 - $ 3,574,852) was drawn against the facility. As at September 30, 2011, the Company is compliant with its revolving line credit covenants. Subsequent to the asset sale the facility was repaid.

20 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

10. DECOMMISSIONING LIABILITIES

The Company’s decommissioning liabilities are the result of net ownership interests in petroleum and natural gas assets including well site, gathering systems and processing facilities. The Company estimates the total undiscounted amount of cash flow required to settle its decommissioning liabilities is approximately $3.7 million (2010 - $3.8 million) which will be incurred from 2010 to 2035. An inflation factor of 2% has been applied to the estimated liability cost. At September 30, 2011 a risk-free rate of 2.78% (December 31, 2010 – 4.14%) was used to calculate the fair value of the decommissioning liabilities. Reconciliation for the provision of decommissioning liabilities is provided below:

	September 30, 2011	December 31, 2010
	$	$
Balance, beginning of period	2,842,621	2,754,063
Change in abandonment estimates	(73,844)	59,922
Property disposition	—	(83,428)
Accretion expense	80,801	112,064
Revisions due to discount rate change	57,256	—
Current liabilities held for sale (Note 6)	(1,379,930)	—

Balance, end of period	1,526,904	2,842,621

Current portion	—	207,982
Long-term portion	1,526,904	2,634,639

Total decommissioning liabilities	1,526,904	2,842,621

11. SHARE CAPITAL

	Number of Shares	$
Balance, January 1, 2010 and December 31, 2010	16,096,084	22,864,905

Balance, September 30, 2011	16,096,084	22,864,905

12. SHARE-BASED PAYMENTS

Employee stock option plan

The Company has a Stock Option Plan whereby up to 10% of the issued and outstanding common shares may be granted under option to the employees, directors and other persons who provide ongoing management or consulting services to the Company. The stock option exercise price is a fixed price not less than the fair value of the stock on the day preceding the grant date. Options vest over a three year period, with one third of the number granted vesting on each of the first, second and third anniversary dates from the date of grant. Options have a five year term to maturity.

21 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

12. SHARE-BASED PAYMENTS (CON’T)

Employee share option plan

The following table summarizes the stock option activity for nine months ended September 30, 2011:

	Number of options	Weighted Average Exercised Price
		$
Balance, January 1, 2010	885,000	1.22
Granted	740,000	0.58
Forfeitures	(410,000)	1.20

Balance, December 31, 2010	1,215,000	0.84
Forfeitures	(165,000)	0.79

Balance, September 30, 2011	1,050,000	0.84

The following table summarizes stock options outstanding and exercisable as at September 30, 2011:

Range of Exercise Price	Number outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercised Price $	Number Exercisable	Weighted Average Exercised Price $
$0.50-$0.99	675,000	3.5	0.58	225,000	0.58
$1.00-$1.49	345,000	2.4	1.25	326,667	1.25
$1.50-$2.00	30,000	0.4	2.00	30,000	2.00

	1,050,000	3.1	0.84	581,667	0.81

The Company accounts for its share-based payments using the fair value method. Under this method, a compensation cost is charged over the vesting period for stock options granted to officers, directors and employees with a corresponding increase to the contributed surplus.

13. RESERVES

Contributed surplus	$
Balance, January 1, 2010	1,641,752
Equity settled employee benefits	187,087
Equity of warrants	460,523

Balance, December 31, 2010	2,289,362
Equity settled employee benefits	140,182
Forfeitures	(12,558)

Balance, September 30, 2011	2,416,986

Warrants	$
Balance, January 1, 2010	493,234
Expiry of warrants	(460,523)

Balance, December 31, 2010 and September 30, 2011	32,711

22 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

14. LOSS PER SHARE

Comprehensive loss per share has been calculated based on the weighted average number of common shares outstanding during the period. The following table reconciles the denominators used for the basic and diluted comprehensive loss per share calculations. Options to purchase 1,050,000 common shares and 330,644 warrants for nine months ended September 30, 2011 were not included in the calculation of the weighted average – diluted common shares outstanding, as they were anti-dilutive.

	Nine months ended
	September 30, 2011	September 30, 2010
Weighted average number of common shares	16,096,084	16,096,084
Basic and diluted loss per common share	$0.45	$0.31

15. CHANGES IN NON-CASH WORKING CAPITAL

	Three months ended		Nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	$	$	$	$
Accounts receivable	447,989	531,439	694,862	685,087
Deposits and prepaid deposits	17,109	(29,615)	293,743	(96,664)
Accounts payable and accrued liabilities	(81,874)	(894,659)	(1,085,713)	(2,009,839)

Net change in non-cash working capital	383,224	(392,835)	(97,108)	(1,421,416)

Allocated to:
Operating activities	383,224	(434,376)	(161,731)	(32,208)
Investing activities	—	41,541	64,623	(1,389,208)

	383,224	(392,835)	(97,108)	(1,421,416)

16. COMMITMENTS AND CONTINGENCIES

The operating lease for office space expired August 31, 2011 and International Sovereign is making month-to-month payments, with no long-term lease commitments.

17. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The main risks that could adversely affect the Company’s financial assets, liabilities or future cash flows are commodity price risk, interest rate and cash flow risk, foreign currency exchange rate risk, credit risk and liquidity risk.

Commodity price risk

The Company is exposed to fluctuations in commodity prices for natural gas, crude oil and natural gas liquids. Commodity prices are affected by many factors including supply, demand and the Canadian to US dollar exchange rate. The Company has no financial or fixed price commodity contracts in place as at September 30, 2011 and December 31, 2010.

23 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

17. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CON’T)

Interest rate and cash flow risk

The Company’s revolving line of credit is exposed to fluctuations in Canadian interest rates and as such the required cash flow to service the debt will fluctuate as a result of changes in interest rates. The Company currently does not use interest rate hedges or fixed interest rate contract to manage the Company’s exposure to interest rates. Subsequent to the sale of assets and repayment of the revolving line of credit, the Company no longer has any exposure to interest rates.

Foreign currency exchange rate risk

At September 30, 2011, the Company did not have any amounts on deposit denominated in United States dollars.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counter-party to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from purchasers of the Company’s petroleum and natural gas, joint venture partners and the counterparties to risk management contracts.

Receivables from purchasers of the Company’s petroleum and natural gas are normally collected on the 25th day of the month following production. The Company’s policy to mitigate credit risk associated with these balances is to establish marketing relationships with large, credit worthy petroleum marketers. The Company historically has not experienced any collection issues with its marketers of petroleum and natural gas and intentionally uses several marketers in order to diversify this risk. Joint venture receivables are typically collected within one to four months of the joint venture bill being issued to the partner. The Company attempts to mitigate the risk from joint venture receivables by obtaining partner approval of significant capital expenditures prior to commencement of the joint venture project and smaller partners are cash called to pay for their share of costs in advance of a project commencing. However, the receivables are from participants in the petroleum and natural gas sector, and collection of the outstanding balances is dependent on industry factors such as commodity prices fluctuations, escalating costs and the risk of unsuccessful drilling. In addition, further risk exists with joint venture partners, as disagreements occasionally arise that increase the potential for non-collection. To offset this risk, the Company often has the ability to withhold production from joint venture partners in the event of non-payment. At September 30, 2011, the carrying amount of accounts receivable represents the maximum credit exposure. The Company has $79,000 of accounts receivable past 90 days and anticipates collection of this amount. The Company has an allowance for doubtful accounts as at September 30, 2011 in the amount of $91,300 (December 31, 2010 – nil).

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due. The contractual maturities of accounts payable and accrued liabilities totalling $550,716 as at September 30, 2011 are due within one year.

Liquidity risks may necessitate the need for the Company to purse equity issuances, obtain project or debt financing, or enter into joint arrangements. There is no assurance that the necessary financing will be available in a timely manner.

As at September 30, 2011, the Company had a working capital of $10.7 million and access to a credit facility of $6.0 million of which $4.9 million was drawn at September 30, 2011. The line of credit was subject to review in August 2011 and is presented as a current liability as it is due on demand. With the closing of the asset sale (Note 6), the bank line was repaid in full and terminated, effective October 20, 2011.

24 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

17. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CON’T)

Fair value of financial instruments

The Company’s financial instruments as at September 30, 2011 include accounts receivable, deposits, accounts payable and accrued liabilities, and revolving line of credit borrowings. The fair value of these financial instruments approximates their carrying amounts due to their short terms to maturity.

When applicable, the Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities,

Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly, and

Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

Capital management

The Company’s objective is to maintain a flexible capital structure which will allow it to execute its capital expenditure program, which includes expenditures in oil and gas activities which may or may not be successful. Therefore the Company monitors the level of risk incurred in its capital expenditures to balance the proportion of debt plus equity in its capital structure.

The Company manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying petroleum and natural gas assets. The Company considers its capital structure to include shareholder’s equity and debt as follows:

	September 30, 2011	December 31, 2010
	$	$
Shareholders’ equity	9.689.954	6,319,155
Borrowing	4,945,395	3,574,852

Total capital	14,635,349	9,894,007

The Company’s general policy is to maintain a sufficient capital base in order to manage its business in the most effective manner with the goal of increasing the value of its assets and thus its underlying share value. The Company’s objectives when managing capital are to maintain financial flexibility in order to preserve its ability to meet financial obligations, including potential obligations arising from additional acquisitions; to maintain a capital structure that allows the Company to favour the financing of its growth strategy using internally-generated cash flow and its debt capacity, and to optimize the use of its capital to provide an appropriate investment return to its shareholders. The Company strives to properly exploit its current asset base and to acquire top quality assets. To that end, the Company is not averse to maintaining a high ratio of debt to total capital if management determines the assets it is acquiring or the projects it is drilling are of high quality.

The Company manage its capital structure and makes adjustments by continually monitoring its business conditions including the current economic conditions, the risk characteristics of the Company’s petroleum and natural gas assets, the depth of its investment opportunities, current and forecasted net debt levels, current and forecasted commodity prices and other factors that influence commodity prices and funds from operations such as quality and basis differentials, royalties, operating costs and transportation costs.

25 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

17. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CON’T)

In order to maintain or adjust the capital structure, the Company considers its forecasted funds from operations while attempting to finance an acceptable capital expenditure program including acquisition opportunities, the current level of operating facility credit available from the Company’s financial institution as a result of petroleum and natural gas reserve growth, the availability of other sources of debt with different characteristics than operating facility, the sale of assets, limiting the size of the capital expenditure program and the issue of new equity if available on favourable terms.

18. EXPLANATION OF TRANSITION TO IFRS

The Company has adopted IFRS effective January 1, 2010 (the “Transition Date”) and has prepared its opening IFRS balance sheet as at that date. Prior to the adoption of International Financial Reporting Standards (“IFRSs”) the Company prepared its financial statements in accordance with Canadian GAAP. The Company’s consolidated financial statements for the year ending December 31, 2011 will be the first annual financial statements that comply with IFRS. The Company will ultimately prepare its opening IFRS balance sheet by applying existing IFRS with an effective date of December 31, 2011 or prior. Accordingly, the opening IFRS balance sheet and the December 31, 2010 comparative balance sheet presented in the consolidated financial statements for the year ending December 31, 2010 may differ from those presented at this time.

The accounting policies set out in Note 3 have been applied in preparing the financial statements for three and six months periods ended June 30, 2010 and the opening IFRS statement of financial position at Transition Date. The Company identified some IFRS adjustments as part of this process. This note explains the principal adjustments made by the Company in restating its previous CGAAP balance sheet as at Transition Date.

a.	Exemption applied for January 1, 2010

IFRS 1 allows first-time adopters certain exemptions from the general requirement to apply IFRSs as at the Transition Date. The Company has taken the following exemptions:

I.	Business Combinations: IFRS 3 - The Company has elected to apply the business combinations exemption in IFRS 1 for all past business combinations. Accordingly, the Company has not restated business combinations that took place prior to the Transition Date.

II.	Share-based payment transaction: IFRS 2 - Share-based Payment has not been applied to any equity instruments that were granted on or before November 7, 2002, nor has it been applied to equity instruments granted after November 7, 2002 that vested before January 1, 2010.

III.	Deemed cost: The Company has elected to measure the exploration and evaluation assets, oil and gas properties and property plant and equipment previously recorded in the full cost pool under Accounting Guidelines 16 “Oil and Gas Accounting-Full Cost” (“AcG 16”) of Canadian GAAP, at the Transition Date as follows:

a.	The Company evaluated its existing cost base and reclassified from the full cost pool to exploration and evaluation assets the undeveloped land at Transition Date that met the definition of exploration and evaluation assets.

b.	The remaining full cost pool was allocated to development and production assets pro rata using proved plus probable reserve values.

IV.	Decommissioning liabilities: The Company has elected to measure decommissioning liabilities as at the Transition Date in accordance with IAS 37, “Provisions, Contingent Liabilities and Contingent Assets” (“IAS 37”) and recognize directly in deficit the difference between that amount and the carrying amount of those liabilities at the Transition Date determined under Canadian GAAP.

V.	Borrowing costs: The Company has applied the borrowing costs exemption in IFRS to not apply IAS 23, “Borrowing Costs” (“IAS 23”) retrospectively to past borrowing costs related to transactions that took place prior to the Transition Date.

26 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

18. EXPLANATION OF TRANSITION TO IFRS (CON’T)

b.	Mandatory exceptions to retrospective application

Estimates: Hindsight was not used to create or revise estimates and accordingly the estimates previously made by the Company under Canadian GAAP are consistent with their application under IFRS.

c.	Reconciliation of opening balance sheet as reported under Canadian GAAP to IFRS

The following is a reconciliation of the Company’s balance sheet, including total shareholder’s equity, reported in accordance with Canadian GAAP to its balance sheet in accordance with IFRS as at January 1, 2010.

	CGAAP January 1, 2010 $	Adjustments on Transition to IFRS $	Notes	IFRS January 1, 2010 $
Cash	51,990	—		51,990
Accounts receivable	1,322,021	—		1,322,021
Prepaid expenses and deposits	263,988	—		263,988
Restricted cash	2,779,261	—		2,779,261
Exploration and evaluation assets	—	2,121,615	A	2,121,615
Property, plant and equipment	24,874,927	(4,317,334)	A,B	20,557,593
Other assets	—	45,598	A	45,598

	29,292,187	(2,150,121)		27,142,066

Accounts payable and accrued liabilities	3,354,392	—		3,354,392
Borrowing	3,360,836	—		3,360,836
Letter of guarantee	2,457,281	—		2,457,281
Decommissioning liabilities	2,130,562	623,501	C	2,754,063
Deferred tax liabilities	732,387	(381,655)	D	350,732
Share capital	21,546,430	1,318,475	E	22,864,905
Contributed surplus	1,641,752	—		1,641,752
Warrants	493,234	—		493,234
Accumulated deficit	(6,424,687)	(3,710,442)	B,C,D,E	(10,135,129)

	29,292,187	(2,150,121)		27,142,066

Statement of Cash Flows

The adoption of IFRS did not impact the amounts reported as operating, investing or financing cash flows in the consolidated statements of cash flows.

Notes to the IFRS Reconciliations

A – Exploration and evaluation assets and other assets

As required under IFRS 6, properties in the exploration and evaluation (“E&E”) phase are presented separately from property, plant and equipment (“PP&E”). This resulted in $2,121,615 of PP&E being transferred to E&E.

Also, a further $45,598 of other office assets was transferred from PP&E at Transition Date.

27 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

18. EXPLANATION OF TRANSITION TO IFRS (CON’T)

B – IFRS 1 – Deemed cost election for PP&E

On transition to IFRS, ISR elected the use of IFRS 1 deemed cost exemption for PP&E, whereby the previous GAAP full cost pool, less the amount representing E&E and other assets, was allocated to CGUs based on reserve values. ISR recorded a reduction to PP&E on transition to IFRS of $2,150,121, and increasing the deficit by the corresponding impairment loss.

The above adjustment resulted in a decrease to the deferred tax liability, with a corresponding decrease to the Company’s deficit at the Transition Date of $537,530.

C – Decommissioning liabilities

Under Canadian GAAP, asset retirement obligations were discounted at a weighted average credit-adjusted risk-free interest rate of 8.0 percent. Under IAS 37 the estimated cash flows related to asset retirement obligations have been risk adjusted, therefore, the provision has been discounted at a risk-free rate of 4.14% percent based on Government of Canada long-term benchmark bonds. This resulted in a $623,501 increase to the decommissioning liabilities with a corresponding increase to the Company’s deficit at the Transition Date.

This further resulted in a $155,875 increase to the deferred tax liability with a corresponding increase to the Company’s deficit at the Transition Date.

D – Deferred tax liabilities

The carrying values of certain assets and liabilities have been adjusted as discussed in notes B and C above. These adjustments resulted in changes to the temporary differences that were recorded under the previous GAAP. These adjustments resulted in a net reduction to deferred tax liabilities of $381,655, with an equal reduction to the Company’s deficit.

E – Flow-through shares

Under Canadian GAAP, the proceeds from the issuance of flow-through shares are recognized as shareholders’ equity. Further, the tax basis of assets related to expenditures incurred to satisfy flow-through share obligations is not reduced until the renunciation of the related tax pools at which time, the expected tax effect of the renunciation has the effect of increasing the future income tax liability and reducing shareholders’ equity. The Company had last issued flow-through shares in 2006.

Under IFRS, the difference between the value of a flow-through share issuance and the value of a common share issuance is initially accrued as an obligation on issuance of the flow-through shares. Pursuant to the terms of the flow-through share agreements, the tax deductions associated with the expenditures are renounced to the subscribers. Accordingly, on renunciation with the Canada Revenue Agency, a deferred tax liability is recorded equal to the estimated amount of deferred income taxes payable by the Company as a result of the renunciations, the obligation on issuance of the flow-through shares is reduced and the difference is recognized in comprehensive income (loss). The above differences resulted in an increase to shareholders’ equity of $1,318,475 and, an increase to deficit of the same amount.

28 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

18. EXPLANATION OF TRANSITION TO IFRS (CON’T)

The following is a reconciliation of the balance sheet as at September 30, 2010 from previous GAAP to the balance sheet reported under IFRS:

	CGAAP September 30, 2010 $	Adjustments on Transition IFRS $	Notes	IFRS September 30, 2010 $
Cash	29,586	—		29,586
Accounts receivable	636,932	—		636,932
Prepaid expenses and deposits	360,652	—		360,652
Restricted cash	2,719,507	—		2,719,507
Exploration and evaluation assets	—	2,320,839	A1	2,320,839
Property, plant and equipment	21,008,277	(8,047,292)	A1,B1,C1,D1,F1	12,960,985
Other assets	—	21,871	A1,B1	21,871

	24,754,954	(5,704,582)		19,050,372

Accounts payable and accrued liabilities	1,332,347	—		1,332,347
Borrowing	3,266,616	—		3,266,616
Letter of guarantee	2,409,732	—		2,409,732
Decommissioning liabilities	2,218,316	534,689	C,D1	2,753,005
Deferred tax liability	—	—	D,E1	—
Share capital	21,546,430	1,318,475	E	22,864,905
Contributed surplus	2,235,091			2,235,091
Warrants	32,711	—		32,711
Accumulated deficit	(8,286,289)	(7,557,746)	B,C,D,E,A1, B1,C1,D1,E1,F1	(15,844,035)

	24,754,954	(5,704,582)		19,050,372

A1 – Exploration and evaluation and other assets

As required under IFRS 6, properties in the E&E phase are presented separately from PP&E. This resulted in $2,346,348 of expenditures previously classified as PP&E to be reclassified as E&E assets as at September 30, 2010 ($2,347,458 as at December 31, 2010). Exploration and evaluation assets were reduced by $25,509 and $25,399, for costs that are considered to be operating expenditures, as at September 30, 2010 and December 31, 2010, respectively.

Other assets – other assets are presented separately from PP&E, as well. This resulted in $71,538 of expenditures previously classified as PP&E to be reclassified as other assets at September 30, 2010 ($73,566 as at December 31, 2010).

B1 – Depletion and depreciation

Upon transition to IFRS, the Company adopted a policy of depleting oil and natural gas properties on a unit-of-production basis over proved plus probable reserves. The depletion policy under previous GAAP was based on units of production over proved reserves. In addition, depletion was done on the Canadian cost center under previous GAAP. IFRS requires depletion and depreciation to be calculated for each major area using the unit-of-production method.

For the nine months ended September 30, 2010, depletion decreased by $2,767,820 ($3,529,692 for the year ended December 31, 2010), resulting in an increase to PP&E of $2,767,820 at September 30, 2010 ($3,529,692 as of December 31, 2010). Depreciation of other assets was $49,667 at September 30, 2010 ($66,869 for the year ended December 31, 2010).

29 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

18. EXPLANATION OF TRANSITION TO IFRS (CON’T)

C1 – Impairment

Under previous GAAP, impairment was recorded if the carrying amount of assets exceeded the undiscounted expected cash flow from proved reserves. If the carrying amount was not recoverable the assets were written down to their fair value. Fair value was calculated using the present value of the expected future cash flows of proved and probable reserves discounted at the risk-free interest rate. Under the previous GAAP $nil impairments were recorded in Q3 2010 or at December 31, 2010.

Under IFRS, the recoverable amounts have been determined based on the higher of value-in-use calculations and fair value less costs to sell for each cash generating unit and individual assets as described in the Company’s accounting policies in note 3. If the carrying amount of the assets exceeds its recoverable amount, the asset is impaired and an impairment loss is charged to income reducing the balance to its recoverable amount. Under IFRS, the Company recorded an opening impairment at Transition Date of $2,150,121. Impairments of $6,549,993 were calculated for nine months ended September 30, 2010, with an aggregate of $8,082,487 in total recorded through the year ended December 31, 2010.

Exploration and evaluation assets were re-valued under IFRS at December 31, 2010, with an impairment being recognized in the amount of $595,602.

D1 – Decommissioning liabilities

Under GAAP, accretion expense was calculated through the application of a credit-adjusted risk-free rate to the Company’s discounted decommissioning liabilities. IAS 37 requires the application of a risk-free rate in determining the amount of accretion to be included in the statement of comprehensive loss for the period. The above difference resulted in a decrease to accretion expense of $74,950 at September 30, 2010 ($60,593 decrease as at December 31, 2010) with a corresponding decrease to decommissioning liabilities.

During 2010, adjustments for disposals and/or additions resulted in decreases and/or increases to decommissioning liabilities and PP&E. As at September 30, 2010, there was a decrease of $13,862 to the decommissioning liability ($69,991 decrease was recognized in decommissioning liabilities at December 31, 2010), with a corresponding decrease to PP&E.

E1 – Deferred tax expense

The carrying values of certain assets and liabilities were adjusted as noted in A, C, D, and A1 above. These adjustments resulted in changes to the temporary differences that were recorded under the previous GAAP. These adjustments resulted in a decrease to the deferred tax recovery of $381,656 for the nine months ended September 30, 2010 and for the year ended December 31, 2010 with offsetting amounts recorded as decreases to deferred tax liabilities.

F1 – Gain (loss) on sale of assets

Under Canadian GAAP, no gain or loss is recognized on the sale of oil and gas properties unless the sale results in a change of 20 percent or more to the depletion rate applied to the full cost pool. No such provision exists under IFRS. This resulted in an increase to gain (loss) on sale of assets of $316,752 at September 30, 2010 (December 31, 2010 -$316,752) with a decrease to deficit and an increase to PP&E.

30 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

18. EXPLANATION OF TRANSITION TO IFRS (CON’T)

G1 – Discontinued Operations

Refer to Note 6 for the asset disposition and the effect on income(loss).

September 30, 2010
$
Discontinued operations
Petroleum and natural gas revenue	$5,151,111
Royalties	(828,353)

4,322,758

Operating and transportation	1,837,978
Depletion	1,983,762
Impairment (recovery)	6,279,640
Accretion	40,129
Gain on asset disposition	(316,752)

9,824,757

Income (loss) from discontinued operations	(5,501,999)

The following is a reconciliation of the balance sheet as at December 31, 2010 from previous GAAP to the balance sheet reported under IFRS:

	CGAAP December 31, 2010 $	Adjustments on Transition IFRS $	Notes	IFRS December 31, 2010 $
Cash	28,759			28,759
Accounts receivable	789,665	—		789,665
Prepaid expenses and deposits	446,439	—		446,439
Restricted cash	2,628,830	—		2,628,830
Exploration and evaluation assets	—	1,726,457	A1,C1	1,726,457
Property, plant and equipment	20,252,217	(8,877,180)	A1,B1,C1,D1,F1	11,375,037
Other assets	—	6,697	A1,B1	6,697

	24,145,910	(7,144,026)		17,001,884

Accounts payable and accrued liabilities	1,937,892	—		1,937,892
Borrowing	3,574,852	—		3,574,852
Letter of guarantee	2,327,364	—		2,327,364
Decommissioning liabilities	2,349,704	492,917	C,D1	2,842,621
Deferred tax liability	—	—		—
Share capital	21,546,430	1,318,475	E	22,864,905
Contributed surplus	2,289,362	—		2,289,362
Warrants	32,711	—		32,711
Accumulated deficit	(9,912,405)	(8,955,418)	B,C,D,E,A1,B1, C1,D1,E1,F1	(18,867,823)

	24,145,910	(7,144,026)		17,001,884

31 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

18. EXPLANATION OF TRANSITION TO IFRS (CON’T)

The following is a reconciliation of the statement of operations for the nine months ended September 30, 2010 from previous GAAP to the statement of comprehensive loss reported under IFRS:

	CGAAP September 30, 2010 $	Adjustments on Transition IFRS $	Adjustment on Asset Disposition $	Notes	IFRS September 30, 2010 $
Petroleum and natural gas sales	5,534,294	—	(5,151,111)	G1	383,183
Royalties	(902,579)	—	828,353	G1	(74,226)

Revenues	4,631,715	—	(4,322,758)		308,957

Other income	12,770	—	—		12,770
Expenses
Operating and transportation	1,916,873	25,509	(1,837,978)	A1,G1	104,404
Depletion, depreciation and impairment	4,820,431	3,831,841	(8,263,402)	B1,C1,G1	388,870
Accretion	158,741	(74,950)	(40,129)	D1,G1	43,662
General and administration	970,363	—	—		970,363
Share-based payment	132,815	—	—		132,815
Interest	178,806	—	—		178,806
International costs (recovery of accruals)	(878,498)	—	—		(878,498)
Unrealized gain on foreign exchange	(61,160)	—	—		(61,160)
Gain on oil and gas disposition	—	(316,752)	316,752	G1	—

	7,238,371	3,465,648	(9,824,757)		879,262

Loss from continuing operations, before tax	(2,593,886)	(3,465,648)	5,501,999		(557,535)
Current income tax	103	—	—		103
Deferred taxes (reduction)	(732,387)	381,655	—	E1	(350,732)

Loss from continuing operations	(1,861,602)	(3,847,303)	5,501,999		(206,906)
Income (loss) from discontinued operations	—	—	(5,501,999)	G1	(5,501,999)

Income (loss) and comprehensive income (loss)	(1,861,602)	(3,847,303)	—		$(5,708,905)

Loss per share:
Basic and diluted	$(0.11)	(0.24)	—		$(0.35)

32 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

18. EXPLANATION OF TRANSITION TO IFRS (CON’T)

The following is a reconciliation of the statement of operations for the year ended December 31, 2010 from previous GAAP to the statement of comprehensive loss reported under IFRS:

	CGAAP December 31, 2010 $	Adjustments on Transition IFRS $	Notes	IFRS December 31, 2010 $
Petroleum and natural gas sales	6,859,085	—		6,859,085
Royalties	(994,391)	—		(994,391)

Revenues	5,864,694	—		5,864,694

Other revenue	12,770	—		12,770
Other gains	—	316,752	F1	316,752
Expenses
Operating and transportation	2,517,942	25,399	A1	2,543,341
Depletion, depreciation and impairment	6,104,109	5,215,267	B1,C1	11,319,376
Accretion	172,657	(60,593)	D1	112,064
General and administration	1,647,340	—		1,647,340
Share-based payment	187,087	—		187,087
Interest	220,143	—		220,143
International expenses	(693,860)	—		(693,860)
Loss (gain) on foreign exchange	(57,952)	—		(57,952)

	10,097,466	5,180,073		15,277,539

Loss before tax	(4,220,002)	4,863,321		(9,083,323)
Current taxes	103	—		103
Deferred taxes (reduction)	(732,387)	381,655	E1	(350,732)

Comprehensive loss	(3,487,718)	(5,244,976)		(8,732,694)

Loss per share:
Basic and diluted	$(0.21)	$(0.33)		$(0.54)

33 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

19. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Reconciliation of consolidated financial statements to United States generally accepted accounting principles

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), which differs in some respects from United States Generally Accepted Accounting Principles (“US GAAP”). Any differences in accounting principles as they pertain to the accompanying consolidated financial statements are immaterial except as described below:

The application of US GAAP would have the following effect on net income (loss) from continuing operations as reported for the three and nine months ended September 30, 2011 and September 30, 2010.

	Three months ended		Nine months ended
	2011	2010	2011	2010
Net loss from continuing operations, as reported	$(942,236)	$(802,165)	$(1,935,694)	$(206,906)
Adjustments
Depletion and depreciation, note (a)	(28,472)	(12,251)	(99,065)	2,996
Ceiling test write-down / (reversal of recovery), note (a)	(171,453)	105,138	(70,909)	270,354
Accretion expense, note (b)	(12,311)	(13,023)	(35,393)	(39,055)

Net income (loss) from continuing operations – US GAAP	$(1,154,471)	$(722,301)	$(2,141,061)	$27,389

Income (loss) from continuing operations per common share
Basic and diluted	$(0.07))	$(0.04)	$(0.13)	$0.00

The application of US GAAP would have the following effect on net income (loss) from discontinued operations as reported for the three and nine months ended September 30, 2011 and September 30, 2010.

	Three months ended		Nine months ended
	2011	2010	2011	2010
Net income (loss) from discontinued operations, as reported	$6,391,171	$(1,998,960)	$5,178,869	$(5,501,999)
Adjustments
Depletion and depreciation, note (a)	(128,846)	(70,591)	(457,700)	(12,820)
Ceiling test write-down / (reversal of recovery), note (a)	(6,265,528)	2,370,543	(4,588,351)	6,279,640
Accretion expense, note (b)	(4,548)	(11,705)	(13,636)	(35,895)

Net income (loss) from discontinued operations – US GAAP	$(7,752)	$289,287	$119,182	$728,926

Income (loss) from discontinued operations per common share
Basic and diluted	$(0.00)	$0.02	$0.01	$0.05

34 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

19. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CON’T)

The application of US GAAP would have the following effect on the Consolidated Balance Sheets as reported:

As at September 30, 2011	IFRS	US GAAP
Assets
Assets held for sale (a)	17,410,721	9,016,817
Petroleum and natural gas assets, note (a)	831,480	378,830
Liabilities and shareholders’ equity
Liabilities held for sale	1,379,930	885,731
Decommissioning liabilities, note (b)	1,526,904	1,343,479
Deficit, note (a) (b)	(15,624,648)	(23,793,578)

There would be no impact to the Consolidated Statement of Cash Flows for the three and nine month periods ended September 30, 2011 and 2010.

The above noted differences between IFRS and US GAAP are the result of the following:

(a)	Full cost accounting

The full cost method of accounting for crude oil and natural gas operations under IFRS and US GAAP differ in the following respects.

Depletion and depreciation on property and equipment is provided using the unit-of-production method under IFRS and US GAAP. Under US GAAP, proved reserves determined using average constant prices is used to calculate the depletion rate. Whereas for IFRS, proved plus probable reserves determined using forecasted prices is used to calculate the depletion rate. In addition, depletion was done on the Canadian cost center under US GAAP while IFRS requires depletion to be calculated for each major area. This reconciling item resulted in a $28 thousand and $99 thousand increase to depletion and depreciation expense for US GAAP purposes during the three and nine months ended September 30, 2011, respectively (three months ended September 30, 2010 - $12 thousand increase; nine months ended September 30, 2010 - $3 thousand decrease). This reconciling item also resulted in a $0.1 million and $0.5 million decrease to net income from discontinued operations for US GAAP purposes during the three and nine months ended September 30, 2011, respectively (three months ended September 30, 2010 - $71 thousand decrease; nine months ended September 30, 2010 - $13 thousand decrease)

Under US GAAP, an impairment test is applied to ensure the unamortized capitalized costs in each cost center do not exceed the sum of the present value, discounted at 10%, of the estimated average constant dollar, future net operating revenue from proved reserves plus unimpaired unproved property costs less applicable taxes. Prices for estimating reserves in 2009 and thereafter were based on the 12-month average pricing on the first day of each month in the prior year. Under IFRS, the recoverable amounts have been determined based on the higher of value-in-use calculations and fair value less costs to sell for each cash generating unit and individual assets as described in the Company’s accounting policies in note 3. If the carrying amount of the assets exceeds its recoverable amount, the asset is impaired and an impairment loss is charged to income reducing the balance to its recoverable amount.

35 | Page

International Sovereign Energy Corp.

Notes to Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2011 and 2010

(Unaudited)

19. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CON’T)

Further, under US GAAP, an expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period whereas under IFRS, an impairment expense could be reversed in subsequent period. As a result, an impairment reversal of $6.3 million and $4.6 million for the three and nine months ended September 30, 2011, respectively, was reversed and charged back to earnings from discontinued operations for the purpose of US GAAP.

The Company has completed an impairment test calculation at September 30, 2011 based on the average prices in effect on the first day of each month in the year. At September 30, 2011, the carrying value of the assets exceeded the ceiling threshold by $0.3 million, indicating impairment for the purpose of US GAAP. This reconciling item resulted in a $0.2 million and $0.1 million increase to impairment during the three and nine months ended September 30, 2011.

As at September 30, 2010, the ceiling threshold exceeded the carrying value of the assets, indicating no impairment for US GAAP purposes. As a result, the impairment recorded in continuing operations and discontinued operations under IFRS totaling $2.5 million and $6.5 million was reversed into earnings during the three and nine months ended September 30, 2010, respectively.

(b)	Decommissioning liabilities

Under US GAAP, accretion expense was calculated through the application of a credit-adjusted risk-free rate while IFRS requires the application of a risk-free rate to the Company’s discounted decommissioning liabilities.

The above difference resulted in a decrease to decommissioning liabilities. As at September 30, 2011, there was a decrease of $0.2 million to the decommissioning liability and a decrease of $0.5 million to the liabilities held for sale.

(c)	Deferred income taxes

Under US GAAP, enacted tax rates are used to calculate future taxes, whereas IFRS uses substantively enacted tax rates.

US GAAP follows a similar accounting as IFRS for flow-through shares.

At September 30, 2011, under IFRS and US GAAP, the Company took a full valuation allowance on its deferred income tax assets due to uncertainties associated with the Company’s historical earnings performance and its ability to utilize these balances in the future. As a result there were no deferred income tax differences.

(d)	Recent accounting pronouncements

New and revised accounting pronouncements have been evaluated by the Company and it was determined that that there were no standards which would have a significant impact to the Company.

(e)	Subsequent event

The sale of Company’s interest (Note 6) in land and production, with the exception of its Marwyane property to Legend Energy Canada Ltd., to a subsidiary of U.S. based Legend Oil and Gas Ltd., was completed on October 20, 2011. The consideration on closing was $9.1 million in cash and 3.5 million common shares of Legend, after adjustments for production volumes, with the adjustment for working capital to be completed by January 20, 2012. The total transaction value received by the Company, net of work capital adjustments, has been estimated to be approximately $17.0 million. A gain on disposition of discontinued operations of approximately $8.0 million is expected to be realized upon closing of the sale subsequent to the quarter ended September 30, 2011 for the purpose of US GAAP.

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